                                                                   Exhibit 10.12

                                WAIVER AGREEMENT

     This WAIVER AGREEMENT (this "AGREEMENT") is entered into by and between Mark A. Prygocki, Sr. ("EXECUTIVE") and Medicis Pharmaceutical Corporation (the "COMPANY"), effective as of July 15, 2005.

     WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of March 20, 2005 (the "MERGER AGREEMENT"), by and among Medicis, Masterpiece Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Medicis, and Inamed Corporation ("INAMED");

     WHEREAS, pursuant to the terms and subject to the conditions of the Merger Agreement, Inamed would be merged with and into a wholly-owned subsidiary of the Company (the "MERGER") and the separate corporate existence of Inamed would thereafter cease to exist;

     WHEREAS, Executive holds (i) one or more options to purchase shares of the Company's common stock, as those options are more particularly identified on attached Schedule I (all such identified options, together with any other of Executive's currently outstanding options or rights to purchase the Company's capital stock, collectively, the "OPTIONS") and (ii) the number of currently unvested shares of the Company's common stock listed on attached Schedule II (all such listed unvested shares, together with any other currently outstanding unvested shares of the Company's capital stock which have been issued to Executive, collectively, the "RESTRICTED STOCk");

     WHEREAS, under the provisions of the applicable documents governing the Options and the shares of Restricted Stock between Executive and the Company, as currently in effect, each of the Options will vest and become exercisable in full, and each of the shares of Restricted Stock will vest in full, on an accelerated basis upon stockholder approval of a transaction that would constitute a "Change of Control" (as such term is defined in the applicable governing documents) (the "MERGER ACCELERATION BENEFITS");

     WHEREAS, the Company desires that Executive agree to waive any and all rights to receive the Merger Acceleration Benefits in connection with the stockholder approval of the proposed Merger, the consummation of the proposed Merger, or the consummation of any other transaction(s) in connection with the proposed Merger; and

     WHEREAS, in exchange for Executive's agreement to waive his right to receive the Merger Acceleration Benefits, the Company agrees that (i) each of the Options and each of the Restricted Shares shall vest in full on an accelerated basis in the event of Executive's death or Disability (as defined below) at any time following the consummation of the proposed Merger or in the event of Executive's "Involuntary Termination" (as defined below) during the 24-month period following the consummation of the proposed Merger (the "SUBSEQUENT MERGER ACCELERATION BENEFITS") and (ii) Executive shall be entitled to receive a lump sum cash payment equal to $50,000 upon consummation of the proposed Merger, subject to reduction for all applicable payroll and withholding taxes.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:

     1. Notwithstanding anything to the contrary contained in any document governing the Options, the Restricted Stock, or the Merger Acceleration Benefits, Executive hereby waives any and all of Executive's right or entitlement to receive the Merger Acceleration Benefits in connection with the stockholder approval of the proposed Merger, the consummation of the proposed Merger, or the consummation of any other transaction(s) in connection with the proposed Merger, but only the proposed Merger.

     2. Executive shall be entitled to receive a lump sum cash payment of $50,000 no later than 15 days following the consummation of the proposed Merger, subject to reduction for all applicable payroll and withholding taxes.

     3. In the event of Executive's death or Disability (as defined in Section 5 below) at any time following the consummation of the proposed Merger, or in the event of Executive's Involuntary Termination (as defined in Section 5 below) during the 24-month period following the consummation of the proposed Merger, Executive shall be entitled to receive the Subsequent Merger Acceleration Benefits.

     4. In no event shall Executive be entitled to receive the cash payment or the Subsequent Merger Acceleration Benefits in the event the proposed Merger is not consummated.

     5. For purposes of this Agreement, the following definitions shall be in effect:

          (i) An "INVOLUNTARY TERMINATION" shall mean the termination of Executive's employment or service by reason of:

               (A) Executive's involuntary dismissal or discharge by the Company (or any affiliate of the Company) for reasons other than "Cause," or

               (B) Executive's voluntary resignation for "Good Reason."

          (ii) "CAUSE" shall mean Executive's (a) willful and continued failure to substantially perform the duties of the Company (other than a failure resulting from the Executive's disability), (b) willful engaging in conduct which is demonstrably injurious to the Company or any subsidiary, monetarily or otherwise, (c) conviction of a felony, or (d) significant violation of any statutory or common law duty of loyalty to the Company. The foregoing definition shall not in any way preclude or restrict the right of the Company (or any affiliate of the Company) to discharge or dismiss Executive or any other person in the employ or service of the Company (or any affiliate of the Company) for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of the this Agreement, to constitute grounds for termination for Cause.

          (iii) Executive shall have "GOOD REASON" to terminate employment with the Company when (a) Executive's duties, responsibilities or authority are materially reduced or diminished without the Executive's prior written consent,
(b) Executive's compensation or benefits are reduced from the compensation and benefits which exist for Executive on the effective date of the proposed Merger (other than ordinary course diminutions in potential bonuses based on performance), (c) the Company reduces the potential earnings of Executive under any performance based bonus or incentive plan of the Company in effect immediately prior to the effective date of a proposed Merger which is disproportionate as compared to other executives employed by the Company o r any newly created organization of which the Company may become apart, (d) the Company amends or terminates any performance-based bonus or incentive plan of the Company in effect immediately prior to the effective date of the proposed Merger or (e) the Company requires Executive's principal place of employment to be greater than 25 miles from Executive's principal place of employment on the date of the proposed Merger.

          (iv) "DISABILITY" shall mean the inability of Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is expected to result in death or has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

     6. This Agreement shall apply only with respect to Executive's right to receive the Merger Acceleration Benefits in connection with the proposed Merger.

     7. This Agreement shall not in any way affect any benefits to which Executive may become entitled in connection with the Company's Amended and Restated Executive Retention Plan.

     8. Except as expressly modified by this Agreement, all other terms and conditions applicable to the Options and the Restricted Stock shall remain in full force and effect.

     9. This Agreement shall be administered, interpreted, and enforced under the internal laws of the State of Arizona without regard to the principles of conflicts of laws thereof.

     IN WITNESS WHEREOF, the undersigned have executed this Waiver Agreement to be effective as of the date first written above.

                                       MEDICIS PHARMACEUTICAL CORPORATION


                                       BY: /s/ Jonah Shacknai
                                           -------------------------------------
                                       Its: Chairman and Chief Executive Officer


                                       EXECUTIVE


                                       /s/ Mark A. Prygocki, Sr.
                                       -----------------------------------------
                                       (Signature)

                                       Mark A. Prygocki, Sr.
                                       (Print Name)

                                   SCHEDULE I

                                 LIST OF OPTIONS

                                                  TOTAL NUMBER OF
                 EXERCISE   TOTAL NUMBER OF   UNVESTED OPTION SHARES
                PRICE PER    OPTION SHARES       (DETERMINED AS OF
  GRANT DATE      SHARE         GRANTED           APRIL 29, 2005)
  ----------    ---------   ---------------   ----------------------
July 16, 2004     $38.45         84,000               84,000
July 31, 2003     $29.20         80,576               72,176
July 31, 2003     S29.20          3,424                3,424
July 11, 2002     $18.33         76,838               60,528
July 11, 2002     $18.33          4,720                4,720
July 11, 2002     $18.33          1,706                1,218
July 11, 2002     $18.33            736                  736
July 17, 2001     $26.95         80,290               46,690
July 17, 2001     $26.95          3,710                3,710
July 25, 2000     $27.63        116,382               20,382
July 25, 2000     $27.63          3,618                3,618
July 29, 1999     $11.00        110,810                   --
July 29, 1999     $11.00          9,190                   --

                                   SCHEDULE II

                            LIST OF RESTRICTED STOCK

                                  TOTAL UNVESTED SHARES OF
                TOTAL SHARES OF       RESTRICTED STOCK
                   RESTRICTED         (DETERMINED AS OF
  GRANT DATE      STOCK ISSUED         APRIL 29, 2005)
  ----------    ---------------   ------------------------
July 24, 2001        20,000                16,000